                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          DATAWARE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which
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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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Notes:

                          DATAWARE TECHNOLOGIES, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The 1999 Annual Meeting of Stockholders of Dataware Technologies, Inc. will be held at Boston Museum of Science, The D'Arbeloff Conference Suite, One Science Park, Cambridge, Massachusetts, at 10:00 a.m. on Thursday, May 27, 1999, for the following purposes:

  1. To elect two directors to hold office for a term of three years and until their successors are elected and have qualified.

  2. To transact such other business as may be in furtherance of or incidental to the foregoing or as may otherwise properly come before the meeting or any adjournment thereof.

  Only stockholders of record at the close of business on April 6, 1999, will be entitled to vote at the meeting or any adjournment thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at the offices of the Company.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                          By order of the Board of Directors,

                                          STEPHEN H. BEACH, Secretary

Dated: April 27, 1999

                          DATAWARE TECHNOLOGIES, INC.

                One Canal Park, Cambridge, Massachusetts 02141
                                (617) 621-0820

                               ----------------

                                Proxy Statement

                                 May 27, 1999

                               ----------------

  The enclosed proxy is solicited on behalf of the Board of Directors of Dataware Technologies, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders to be held on Thursday, May 27, 1999, and at any adjournments thereof. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to security holders is April 27, 1999.

  The principal business expected to be transacted at the meeting, as more fully described below, will be the election of two directors.

  The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. If your shares are held in a brokerage or other account, you must make arrangements with that firm to vote your shares in person or to revoke your proxy.

  The Company will bear the cost of the solicitation of proxies on behalf of the Board of Directors, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by officers and employees of the Company in person or by telephone.

                     VOTING SECURITIES AND VOTES REQUIRED

  Only stockholders of record at the close of business on April 6, 1999, will be entitled to vote at the meeting. On that date, the Company had outstanding 9,561,291 shares of Common Stock, $0.01 par value (the "Common Stock"), each of which is entitled to one vote. A majority in interest of the outstanding Common Stock, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business. A plurality of the votes cast is required to elect the nominees for director. Broker non-votes will be considered as present for quorum purposes but will not be counted as votes cast in the election of directors. (A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on the matter from the customer, is barred by applicable rules from exercising discretionary voting authority in the matter, and so indicates on the proxy.) In electing directors, abstentions and votes withheld will not be treated as votes cast.

                             ELECTION OF DIRECTORS

  The number of directors is currently fixed at five, divided into three classes. At the meeting, two directors will be elected to hold office for three years and until their successors are elected and qualified. William R. Lonergan and Jeffrey O. Nyweide, who are presently serving as directors, have been nominated for re-election by the Board of Directors. Unless the enclosed proxy withholds authority to vote for one or both of the nominees or is a broker non-vote, the shares represented by such proxy will be voted for the election as directors of Messrs. Lonergan and Nyweide. If either is unable to serve, which is not expected, the shares represented by the enclosed proxy will be voted for such other candidate as may be nominated by the Board of Directors.

  The following table contains certain information about the nominees for director and each other person whose term of office as a director will continue after the meeting.

                                                                        Present
                         Board Membership, Business Experience, and      Term
 Name and Age                       Other Directorships                 Expires
 ------------            ------------------------------------------     -------
 William R. Lonergan* Mr. Lonergan has been a director of the Company    1999
  Age: 74             since 1988. From 1983 to 1994, Mr. Lonergan was
                      a general partner of Oxford Partners, a venture
                      capital firm, where he continues as a
                      consultant. Mr. Lonergan is also a director of
                      Zitel Corporation.
 Jeffrey O. Nyweide*  Mr. Nyweide has served as Vice Chairman of the     1999
  Age: 43             Board of Directors and Senior Executive Vice
                      President, Business Development since April
                      1997. He was President and Chief Operating
                      Officer of the Company from 1993 until 1997. He
                      was Vice President of Operations of the Company
                      from its inception until 1989 and Executive
                      Vice President of the Company from 1989 to
                      1993. Mr. Nyweide has also served as a member
                      of the Board of Directors since the inception
                      of the Company in 1988. From 1987 to 1988, Mr.
                      Nyweide was President of Dataware, Inc., a CD-
                      ROM distribution company, and from 1978 to 1987
                      he served in various sales, marketing and
                      management positions with The Service Bureau
                      Company, a subsidiary of Control Data
                      Corporation.
 David Mahoney        Mr. Mahoney has served as President and Chief      2000
  Age: 53             Executive Officer since January 1999 and has
                      been a director of the Company since February
                      1999. Before joining the Company, he served as
                      President and CEO of Sovereign Hill Software,
                      Inc., a supplier of advanced information
                      retrieval software products that was acquired
                      by the Company on December 31, 1998.
                      Mr. Mahoney was the founder and, from 1983 to
                      1998, the Chairman and CEO of Banyan Systems
                      Incorporated, a provider of enterprise
                      networking software and services and Internet
                      directory services. Mr. Mahoney is a director
                      of Banyan Systems Incorporated and its
                      subsidiary, Switchboard Incorporated, Applix
                      Incorporated and several smaller early stage
                      software companies.

                                                                        Present
                    Board Membership, Business Experience, and Other     Term
 Name and Age                        Directorships                      Expires
 ------------       ------------------------------------------------    -------
 Kurt Mueller      Mr. Mueller has served as Chairman of the Board of      2001
  Age: 42          Directors since the inception of the Company in
                   1988. He served as Chief Executive Officer of the
                   Company through December 1998. He was President of
                   the Company until 1993 and during 1997 and 1998. He
                   previously founded and served as General Manager of
                   Dataware 2000 GmbH from 1986 to 1988. From 1984 to
                   1986 he started up and was General Manager of Lotus
                   Development GmbH and before that was a consultant
                   with Bain & Company in the United States and
                   Europe.

 Stephen H. Beach  Mr. Beach has been a director and Secretary of the      2001
  Age: 83          Company since its inception in 1988. Since 1985,
                   Mr. Beach has practiced law in Connecticut,
                   specializing in, among other fields, computer,
                   software and software licensing law. Mr. Beach also
                   served in several capacities for Control Data
                   Corporation from 1973 to 1985, most recently as
                   Senior Vice President and Secretary.

--------
* Nominee for election as director

Committees of the Board

  The Audit Committee, which consists of Messrs. Beach and Lonergan, is responsible for providing the Board of Directors with an independent review of the financial health of the Company and its financial controls and reporting. Its primary functions are to recommend independent auditors to the Board of Directors, review the results of the annual audit and the auditors' reports, and ensure the adequacy of the Company's financial controls and procedures. The Audit Committee held one meeting in 1998. The Compensation Committee, which currently consists of Messrs. Beach and Lonergan, acts for the Board of Directors with respect to the Company's compensation practices and their implementation. It sets and implements the compensation of the Company's officers and administers the Equity Incentive Plan ("Equity Plan") and the Employee Stock Purchase Plan. The members of the Compensation Committee until December 1998 were Mr. Lonergan and Julie Donahue, who resigned in December 1998. The Compensation Committee held two meetings in 1998. The entire Board of Directors functions as a nominating committee, considering nominations submitted to the Chairman of the Board. The Board of Directors held eight meetings during 1998.

Director Compensation

  Each director who is not an employee of the Company and who is in office following the Annual Meeting of Stockholders receives an annual retainer in the form of nonstatutory options to purchase 6,000 shares of Common Stock, and any director who is newly elected between Annual Meetings receives options for 1,500 shares for each calendar quarter beginning after such election and before the next Annual Meeting. Through 1998, these options were granted under the 1993 Director Stock Option Plan (the "Director Plan"), which has since been merged with the Equity Plan. Beginning in 1999, directors will receive such compensation under the Equity Plan on the same terms as the Director Plan. Director options become exercisable in increments of 1,500 shares at the beginning of each calendar quarter following the grant date, so long as the director remains in office, and expire ten years from the grant date. The exercise price of each option is the fair market value of the Common Stock on the grant date. Non-employee directors also receive $1,250 for each meeting of the Board of Directors that they attend and are reimbursed for expenses incurred in attending meetings. Officers of the Company who are directors do not receive additional compensation for their service as directors.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table provides summary information on the cash compensation and certain other compensation paid, awarded, or accrued by the Company and its subsidiaries to or for the Chief Executive Officer of the Company for 1998 and each of the other four most highly compensated executive officers for 1998, as measured by their cash compensation and bonus.

                                                                    Long-Term
                                                                   Compensation
                                      Annual Compensation             Awards
                             ------------------------------------- ------------
                                                      Other         Securities
Name and Principal                                    Annual        Underlying
Position                Year Salary($) Bonus($) Compensation($)(1) Options (#)
------------------      ---- --------- -------- ------------------ ------------
Kurt Mueller........... 1998 $181,808  $216,308      $12,821          50,000
 Chairman of the Board, 1997  146,935    38,578       11,035         149,800
 President and Chief    1996  140,270       --        11,351         160,892
 Executive Officer *

Jeffrey O. Nyweide..... 1998  167,306   192,274       11,478          45,000
 Vice Chairman; Senior  1997  135,633    37,035       11,489         136,649
 Executive Vice         1996  129,480       --        12,435         146,837
  President,
 Business Development

Charles Rabie.......... 1998  129,280   118,969        7,800          15,000
 Vice President,        1997  116,688    20,575        7,800          73,704
  Software              1996  112,200       --         7,800          80,227
 Products

Howard York............ 1998  105,669   112,961        7,800          15,000
 Vice President,        1997   88,400    20,575        7,800          21,120
  Software              1996   85,000       --         7,800          21,800
 Solutions

Michael Gonnerman...... 1998  162,143    50,472          --           61,500
 Treasurer, Vice        1997   63,138       --           --              --
  President,
 Finance and
  Administration,
 and Chief Financial
  Officer

--------
 * Mr. Mueller resigned as President and Chief Executive Officer effective December 31, 1998.

(1) Includes (i) automobile allowances for each officer with a value of (a) $7,800 in each year for Messrs. Mueller, Nyweide, Rabie and York, (ii) reimbursement of $3,221, $3,235 and $3,551 for Mr. Mueller and $3,678, $3,689 and $4,635 for Mr. Nyweide of expenses for preparation of tax returns in 1998, 1997 and 1996 respectively, and (iii) housing expenses of $1,800 paid by the Company on behalf of Mr. Mueller in 1998.

Stock Option Grants in Last Fiscal Year

  The following table provides information on stock options issued during 1998 to the executive officers named in the Summary Compensation Table.

                                                                         Potential Realized Value at
                                                                           Assumed Annual Rates of
                                                                           Stock Price Appreciation
                         Number of      % of Total                          for Option Term($)(1)
                         Securities      Options                         ----------------------------
                         Underlying     Granted to  Exercise
                          Options      Employees in   Price   Expiration
Name                     Granted(#)        1998     ($/share)    Date         5%            10%
----                     ----------    ------------ --------- ---------- ------------- --------------
Kurt Mueller............   50,000(2) +     7.73       3.125    12/8/08   $      98,265 $      249,022
Jeffrey O. Nyweide......   45,000(2) +     6.96       3.125    12/8/08          88,438        224,120
Charles Rabie...........   15,000(2)       2.32       3.125    12/8/08          29,479         74,707
Howard York.............   15,000(2)       2.32       3.125    12/8/08          29,479         74,707
Michael Gonnerman.......    7,500(2)       1.16       3.125    12/8/08          14,740         37,353
                           54,000(3) +     8.35       2.875    6/18/08          97,636        247,429

--------
(1) Represents hypothetical gains that could be achieved for each option if exercised at the end of the full ten-year option term, based on assumed rates of stock price appreciation over the exercise price of 5% and 10% compounded annually from the date the respective option was granted, and does not forecast possible future appreciation in the Company's Common Stock. The actual gain, if any, on the exercise of a stock option will depend on the future performance of the Common Stock and the date of exercise. No gain to the optionees is possible without an increase in the price of the Common Stock, which would, of course, benefit all stockholders proportionately.
(2) Exercisable in increments of 25% on December 31st of each of 1998, 1999, 2000 and 2001.
(3) Exercisable as to 3,000 shares per month beginning July 30, 1998.
+ Any of these options that are unvested would become exercisable in full upon a change in control of the Company.

Aggregated Option Exercises in Last Fiscal Year and Year-End Stock Option
Values

  The following table sets forth the total number of unexercised stock options held at the end of 1998 by the executive officers named in the Summary Compensation Table, as well as the value realized upon exercise of options by Mr. Mueller, the only one of such officers who exercised options in 1998.

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised
                                                        Options at Year-        In-The-Money Options
                           Shares                          end 1998(#)         at Year-end 1998($)(2)
                         Acquired on     Value      ------------------------- -------------------------
          Name           Exercise(#) Realized($)(1) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------------- ----------- ------------- ----------- -------------
Kurt Mueller............   15,556       $13,667       174,800      75,000       $     0        $ 0
Jeffrey O. Nyweide......        0             0       193,852      67,500        47,586          0
Charles Rabie...........        0             0        78,954      24,750             0          0
Howard York.............        0             0        27,495      23,625             0          0
Michael Gonnerman.......        0             0        19,875      41,625             0          0

--------
(1) Based on the difference between the respective option exercise prices and the closing price of the Common Stock on the date of exercise.
(2) Based on the difference between the respective option exercise prices and the closing market price of the Common Stock on December 31, 1998.

Executive Employment and Severance Agreements

  The Company has entered into employment agreements with Messrs. Mahoney, Nyweide and Gonnerman. The agreements with Messrs. Mahoney and Nyweide have no stated term and may be terminated by the Company at any time. The agreement with Mr. Gonnerman is for a term of eighteen months ending December 31, 1999, unless earlier terminated by either party. Upon termination without cause, Messrs. Mahoney and Nyweide would each be entitled to continue to receive his base salary, as provided in such agreement, for a period based on the length of his service, but not more than twelve months, and Mr. Gonnerman would be entitled to receive his base salary for three months.

  The Company also has entered into an agreement with Mr. Mueller in connection with the termination of his employment with the Company. Under the agreement, Mr. Mueller agreed to work as a full-time consultant to the Company through June 30, 1999, and as a voluntary part-time consultant to the Company for one year thereafter. Through June 30, 1999, Mr. Mueller will be compensated at his current salary rate of $200,000 per year and will receive 50% of the bonus that would have been allocated to him as Chief Executive Officer in 1999, as well as employee and fringe benefits. From July 1, 1999 through June 30, 2000, Mr. Mueller will receive a monthly amount equal to his monthly average total compensation earned during 1997 and 1998. Mr. Mueller also will continue to serve as a director of the Company, and will become eligible to receive stock options as an outside director effective upon the 2000 Annual Meeting of Stockholders. Under the agreement, all of Mr. Mueller's stock options will remain exercisable until their respective expiration dates and will continue to vest so long as Mr. Mueller remains with the Company as a director.

  In addition, any unvested stock options held by Messrs. Mueller, Mahoney, Nyweide and certain options held by Mr. Gonnerman would become exercisable in full upon a change in control of the Company, as defined in the Equity Plan.

Transactions with Management

  The Company has rescinded an agreement it entered into in 1990 under which the Company had the right to repurchase up to 86,391 shares at $.33 per share from six of its founding stockholders, including Mr. Mueller and his wife (48,412 shares), and Mr. Nyweide (29,341 shares). The repurchase right was originally implemented to provide equity compensation for key software developers out of shares held by the founding stockholders. The Board approved rescinding the repurchase agreement after concluding that the equity compensation was more properly issued by the Company and that the amount involved was not material to the Company as a whole, and the Company has obtained a release of any claims arising out of this arrangement from each of the shareholders involved.

Compensation Committee Report on Executive Compensation

  Overall Policy. The Company's executive compensation program is designed to be linked closely to corporate performance and returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plan that tie a very significant portion of executive compensation to the Company's success in meeting specified performance goals. In addition, through the use of stock options, the company ensures that a part of the executives' compensation is closely tied to appreciation in the Company's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests through equity based plans and, finally, to provide a compensation package that recognizes individual contributions as well as overall business results.

  The Compensation Committee determines the compensation of the senior corporate executives, including the individuals named in the Summary Compensation Table. The Compensation Committee takes into account the views of the Company's chief executive officer in reviewing the individual performance of the executives (other than the CEO) whose compensation is detailed in this proxy statement.

  The key elements of the Company's executive compensation consist of base salary, annual bonus and stock options. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Mueller, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including insurance and other employee benefits, as well as the programs described below.

  Base Salaries. Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, the Compensation Committee considers generally available information regarding salaries prevailing in the industry, but does not utilize any particular indices or peer groups.

  Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer, and also taking into account new responsibilities. Corporate financial performance that is taken into account includes annual revenues and net income. Contribution to net income is assigned greater importance than revenues. The Compensation Committee, where appropriate, also considers non-financial performance measures. These non-financial performance measures may include such factors as increase in market share, efficiency gains, quality improvements, and improvements in relations with customers, suppliers and employees. No particular weight is given to any of these non-financial factors.

  Based on these factors, the Compensation Committee increased the salaries of the executive officers between 10% and 24% over the 1997 scale. Considering the Company's 1997 performance and industry comparisons, the Committee approved a 24% increase for Mr. Mueller in 1998.

  Annual Bonus. The Company's executive officers are eligible for an annual cash bonus, which is based primarily on achievement of Company performance objectives that are established at the beginning of each year. The Company's performance measure for bonus payments is based on annual revenues and net income before one-time charges, weighted equally. In some cases, a business unit multiplier is applied, based on the achievement of a particular business unit's performance objectives, relative to pre-established operating targets. The Compensation Committee establishes a total bonus pool each year and allocates a portion to each executive. The pool may be increased based on preset multipliers if the company exceeds its performance targets. Based on the Company's 1997 performance, the Committee increased the portion of the pool allocable to Mr. Mueller over the portion allocated to him in 1997. Since the Company substantially achieved its revenue and net income targets before one-time charges for 1998, the executive officers -- including Mr. Mueller -- were paid a corresponding portion of their potential bonus targets, in the amounts shown in the Summary Compensation Table.

  Stock Options. Under the Company's Equity Plan which was approved by stockholders, stock options are granted to the Company's executive officers. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant and vest over various periods of time, normally four years. Stock option grants are designed to incentivize the creation of stockholder value over the long term, since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. In determining the amount of such grants, the Compensation Committee evaluates the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in prior years, and also takes into account the size of the officer's awards in the past. Based on these factors and on the level of his existing stock ownership, in 1998, Mr. Mueller received options to purchase 50,000 shares.

  Conclusion. Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock appreciation. In 1998, as in previous years, a substantial portion of the Company's targeted executive compensation consisted of performance-based variable elements. The Compensation Committee intends to continue the policy of linking executives' compensation to Company performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

                                          By the Compensation Committee,

                                          William R. Lonergan, Chairman
                                          Stephen H. Beach

Stock Performance Graph

  The following graph shows the cumulative total stockholder return on the Company's Common Stock over the period beginning December 31, 1993, and ending December 31, 1998, as compared with that of the Nasdaq Market Index and an Industry Index, based on an initial investment of $100 in each. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, and assumes reinvestment of dividends. The Industry Index consists of 320 publicly traded computer software companies reporting under the same Standard Industrial Classification Code (SIC 7372) as the Company.

                             [GRAPH APPEARS HERE]

                           12/31/93 12/30/94 12/29/95 12/31/96 12/31/97 12/31/98
                           -------- -------- -------- -------- -------- --------
  Dataware Technologies,
   Inc....................  100.00   135.29    97.06    35.29    30.88    30.15
  Industry Index..........  100.00   130.98   196.94   261.76   333.18   559.86
  NASDAQ Market Index.....  100.00   104.99   136.18   169.23   207.00   291.96

                                SHARE OWNERSHIP

  The following table shows the amount of Common Stock of the Company beneficially owned as of March 1, 1999 by (i) persons known by the Company to be beneficial owners of more than 5% of its Common Stock, (ii) the executive officers named in the Summary Compensation Table, (iii) the directors and nominees for election as directors of the Company, and (iv) all current executive officers and directors of the Company as a group:

                                                   Shares of Common Stock
                                                   Beneficially Owned (1)
                                                 ------------------------------
Beneficial Owner                                  Shares       Percent of Class
----------------                                 ---------     ----------------
Brookside Capital Partners, Inc................    775,700(2)        7.99%
 Two Copley Place
 Boston, MA 02116
Kurt Mueller...................................    687,636(3)        6.96%
 One Canal Park
 Cambridge, MA 02141
Capital Technology, Inc........................    525,100(4)        5.41%
 8314 Pineville Matthews Road
 Charlotte, NC 28226
Jeffrey O. Nyweide.............................    479,845(5)        4.85%
Charles Rabie..................................     80,654(6)           *
Stephen H. Beach...............................     36,716(7)           *
Michael Gonnerman..............................     33,750(8)           *
Howard York....................................     32,173(9)           *
William R. Lonergan............................     26,561(10)          *
David Mahoney..................................     25,000(11)          *
All current executive officers and directors as
 a group (12 persons)..........................  1,459,948(12)      14.11%

--------
  * Indicates less than 1%
 (1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares listed in the table.
 (2) The shares are owned by Brookside Capital Partners Fund, L.P. which acts by and through its general partner, Brookside Capital Investors, L.P, which acts by and through its general partner, Brookside Capital Investors, Inc., which is controlled by W. Mitt Rommey.
 (3) Includes 287,408 shares owned by Mr. Mueller's wife or by a trust for the benefit of his daughter, as to which Mr. Mueller disclaims beneficial ownership, and options to purchase 174,800 shares that are exercisable as of March 1, 1999 or within 60 days thereafter.
 (4) Capital Technology, Inc. filed a Schedule 13G with the Securities and Exchange Commission reporting the above stock ownership as of December 31, 1998 and stating that it has sole voting power over 417,000 of these shares.
 (5) Includes options to purchase 193,852 shares that are exercisable as of March 1, 1999 or within 60 days thereafter.
 (6) Includes options to purchase 78,954 shares that are exercisable as of March 1, 1999 or within 60 days thereafter.
 (7) Includes options to purchase 24,000 shares that are exercisable as of March 1, 1999 or within 60 days thereafter.

 (8) Consists of options to purchase 33,750 shares that are exercisable as of March 1, 1999 or within 60 days thereafter.
 (9) Includes options to purchase 27,495 shares that are exercisable as of March 1, 1999 or within 60 days thereafter.
(10) Includes options to purchase 26,000 shares that are exercisable as of March 1, 1999 or within 60 days thereafter.
(11) Consists of options to purchase 25,000 shares that are exercisable as of March 1, 1999 or within 60 days thereafter.
(12) Includes 287,408 shares owned by or in trust for members of the immediate family of one director, who disclaims beneficial ownership thereof, and options to purchase a total of 636,976 shares that are exercisable as of March 1, 1999 or within 60 days thereafter.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Company's principal officers, directors, and 10% stockholders are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership of, and transactions in, the Company's equity securities with the Securities and Exchange Commission. A report of the exercise of two stock options in 1998 by Mr. Mueller was filed after the time such filing was required.

                                   AUDITORS

  The firm of PricewaterhouseCoopers LLP, independent accountants, has audited the Company's financial statements for a number of years. The Board of Directors has appointed PricewaterhouseCoopers LLP as the Company's auditors for its fiscal year ending December 31, 1999. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, to be available to respond to appropriate questions, and to have the opportunity to make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

  In February 1999, the Company amended its Bylaws to require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to the Secretary of the Company not less than 90 days before the anniversary of the previous year's annual meeting date. However, if the meeting is called for a date that is not 30 days before or after the anniversary of the previous year's annual meeting date, then the stockholder's notice must be received within 10 days after the mailing of a notice or public disclosure of the date of the annual meeting, whichever occurs first. The notice must contain specified information about the proposed business or nominee and the stockholder making the proposal or nomination. If any stockholder intends to present a proposal at the 2000 Annual Stockholder Meeting and desires that it be considered for inclusion in the Company's proxy statement and form of proxy, it must be received by the Company at One Canal Park, Cambridge, Massachusetts 02141; Attention: David Mahoney, President and Chief Executive Officer, no later than December 29, 1999.

                                 OTHER MATTERS

  The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

  A COPY OF THE COMPANY'S FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WAS INCLUDED IN THE COMPANY'S ANNUAL REPORT, WHICH HAS BEEN MAILED TO STOCKHOLDERS. ANY HOLDER OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK MAY OBTAIN ADDITIONAL COPIES OF THE FORM 10-K UPON WRITTEN REQUEST ADDRESSED TO SUSAN WEINER, CONTROLLER, DATAWARE TECHNOLOGIES, INC., ONE CANAL PARK, CAMBRIDGE, MASSACHUSETTS 02141.

                              FORM OF PROXY CARD

                          DATAWARE TECHNOLOGIES, INC.

                  ANNUAL MEETING OF STOCKHOLDERS MAY 27, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          The undersigned, revoking all prior proxies, hereby appoints David Mahoney, Michael Gonnerman and Jeffrey O. Nyweide, and each of them, with full power of substitution to each, proxies to represent the undersigned at the Annual Meeting of Stockholders of Dataware Technologies, Inc. to be held at the Boston Museum of Science, The D'Arbeloff Conference Suite, One Science Park, Cambridge, Massachusetts at 10:00 A.M. on May 27, 1999, and at any adjournment thereof, and to vote as designated on the reverse all shares of stock Dataware Technologies, Inc. that the undersigned would be entitled to vote at said meeting. A majority of said proxies present and acting at the meeting (or, if only one shall be present and acting, then that one) may exercise all the powers granted hereby. SAID PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                         (REVERSE SIDE OF PROXY CARD)

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE

                     FOR      WITHHELD
1. ELECTION          [_]        [_]         NOMINEES: Jeffrey O. Nyweide
   OF                                                 William R. Lonergan
   DIRECTORS

[_] _____________________________________
For all nominees, except as noted above


Each stockholder should specify by a mark in the appropriate box how he wishes his shares voted.

IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF THE
                                                  ---
NOMINEES FOR DIRECTORS.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [_]



_________________         __________          ________________       __________
Signature:                Date:               Signature:             Date:


NOTE: Please sign, date, and return by May 27, 1999. If signing as attorney or for an estate, trust or corporation, title or capacity should be stated.